Exhibit 99.1

Alliqua Biomedical Announces Expansion to its Exclusive Licensing
Agreement with Celgene Cellular Therapeutics

Alliqua continues to build innovative Pipeline of Advanced Wound Technologies

Amended Agreement Adds Connective Tissue Matrix Product to the Alliqua Pipeline

LANGHORNE, PA — May 12, 2015 — Alliqua Biomedical, Inc. (NASDAQ:ALQA) (“Alliqua” or “the Company”), today announced that the Company has amended its exclusive licensing agreement with Celgene Cellular Therapeutics (“CCT”), a subsidiary of Celgene Corporation. Under the terms of the amended agreement, Alliqua has received the right to develop and market CCT’s connective tissue matrix product (“CTM”).

Celgene Cellular Therapeutics’ CTM product is derived from human placental tissue and will be made available by Alliqua, when commercialized. CTM is currently indicated for the replacement or supplementation of damaged or inadequate integumental tissue, including, podiatric and orthopedic applications as well as for homologous use in the management of acute and chronic non-healing wounds. With the growing number of complex wounds and expanded orthopedic applications, CTM has the potential to benefit more than a million patients in the United States suffering from a wide array of wounds.

“The CTM product is the third tissue product that we have licensed from Celgene, following Biovance®, Human Amniotic Membrane Allograft and Placental Extra Cellular Matrix, also in development. It is exemplary of both the collaborative nature of our ongoing relationship with Celgene and our continued, long-term commitment to developing a comprehensive offering of advanced would care products to satisfy the treatment needs of our physician customers,” said David Johnson, Chief Executive Officer of Alliqua.

“Alliqua plans to launch connective tissue matrix mid 2016 to compete in the approximately $660 million advanced tissue market, along with our Biovance® Human Amniotic Membrane Allograft, the first product we introduced through our Celgene partnership in 2014. In certain cases, such as deep wounds, it can be difficult for physicians to completely cover the wound bed with biologic treatment products that are in sheet form. Because CTM will be available in various forms and sizes, the product will expand our current offering in the advanced tissue market by providing a treatment solution for cases that require alternate delivery methods to allow for complete coverage of the wound area.”

About Alliqua BioMedical, Inc.

Alliqua is a provider of advanced wound care solutions. Through its sales and distribution network, together with its proprietary products, Alliqua provides a suite of technological solutions to enhance the wound care practitioner's ability to deal with the challenges of healing both chronic and acute wounds.

Alliqua currently markets its line of hydrogel products for wound care under the SilverSeal® and Hydress® brands, as well as the Sorbion sachet S® and Sorbion sana® wound care products, and its TheraBond 3D® advanced dressing which incorporates the TheraBond 3D® Antimicrobial Barrier Systems technology. It also markets the advanced wound care product Biovance®, as part of its licensing agreement with Celgene Cellular Therapeutics.

In addition, Alliqua can provide a custom manufacturing solution to partners in the medical device and cosmetics industry, utilizing its  hydrogel technology. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to custom manufacture a wide variety of hydrogels. Alliqua's hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the adequacy of the Company’s liquidity to pursue its complete business objectives; inadequate capital; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives; adverse economic conditions or intense competition; loss of a key customer or supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; price increases for supplies and components; and the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in our filings with the SEC, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

CONTACT:

Investor Relations:

Westwicke Partners on behalf of Alliqua Biomedical, Inc.

Mike Piccinino, CFA +1-443-213-0500

AlliquaBiomedical@westwicke.com